Exhibit 3.1

AMENDMENT TO

BYLAWS OF INVIVO THERAPEUTICS HOLDINGS CORP.

(as approved by the Company’s Board of Directors on June 5, 2020)

Section 2 of the Bylaws is hereby amended and restated its entirety as follows:

“Section 2.        Quorum: Action by Vote: Adjournment of Meeting. Unless otherwise required by law or provided in the Articles of Incorporation or these Bylaws, the holders of one-third of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders for the transaction of business. When a quorum is present at any meeting of stockholders, (i) action by the stockholders on a matter other than the election of directors is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action and (ii) with respect to the election of directors, directors must be elected by a plurality of the votes cast at the election. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Notwithstanding the other provisions of the Articles of Incorporation or these Bylaws, the chairman of the meeting or the holders of a majority of the issued and outstanding stock, present in person or represented by proxy, at any meeting of stockholders, whether or not a quorum is present, shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at such meeting. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally called.”